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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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/ /	Soliciting Material Pursuant to §240.14a-12
NATIONAL SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NATIONAL SEMICONDUCTOR CORPORATION
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Friday, September 21, 2001
10:00 a.m.
Building 31, National Semiconductor Corporation headquarters
955 Kifer Road
Sunnyvale, California

To the owners of common stock of National Semiconductor Corporation:

    The annual meeting of stockholders of National Semiconductor Corporation, a Delaware corporation, will be held on Friday, September 21, 2001, at 10:00 a.m. California time in Building 31 of National's headquarters, located at 955 Kifer Rd., Sunnyvale, California:

  1.
  To elect a Board of seven Directors;

  2.
  To approve KPMG LLP as the auditors of the Company; and

  3.
  To conduct any other business properly raised at the meeting or at any adjournment of the meeting.

    The record date for the meeting is the close of business on August 3, 2001 and only the holders of the common stock on that date will be entitled to vote at the meeting or at any adjournment of the meeting. All stockholders are invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if the stockholder previously returned a proxy.

                      By order of the Board of Directors

                      JOHN M. CLARK III
                       Secretary

August 13, 2001

Please return your signed proxy card

IMPORTANT: PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET, BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. VOTING IN ADVANCE BY MAIL, TELEPHONE OR INTERNET WILL NOT STOP YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP TO ASSURE A QUORUM AND AVOID ADDED COSTS.

NATIONAL SEMICONDUCTOR CORPORATION
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 21, 2001

GENERAL INFORMATION

    This proxy statement is provided to you by the Board of Directors of National Semiconductor Corporation in connection with the solicitation of your proxy to be used at the annual meeting of stockholders on September 21, 2001, or at any adjournment of the meeting. We refer to National Semiconductor Corporation in this proxy statement as either "National" or the "Company". The annual report, including National's audited financial statements for the fiscal year ended May 27, 2001, has been mailed to you with or shortly before this proxy statement. Read it carefully in conjunction with this proxy statement before voting on any proposals because it contains details of National's operations and other relevant information. This proxy statement and proxy card will first be sent to stockholders on approximately August 13, 2001.

Proxy Voting Procedures

    Proxies which are properly completed, signed and returned, or voted by telephone or internet, and not later revoked, will be voted in accordance with your instructions. If you do not specify your instructions, your shares will be voted in favor of the proposals. If any other matters of which we were not notified by July 8, 2001 are raised at the meeting, management will use its best judgment to vote your proxy. At the time this proxy statement was printed, we were not aware of any other matters to be voted upon. You may revoke your proxy at any time before its exercise by (1) sending a letter of revocation to the Secretary of the Company, (2) completing, signing and returning another proxy card with a later date, (3) voting by telephone or internet at a later date, or (4) attending and voting at the annual meeting.

Solicitation Costs

    National pays the cost of soliciting proxies, including the preparation, printing, assembly and mailing of this proxy statement, the proxy cards and any other information provided to stockholders. Stockholders who own stock through brokers or other intermediaries, and not directly through ownership of stock certificates, are considered beneficial owners. Copies of the proxy solicitation materials will be provided to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names. National's directors, officers or employees may solicit proxies in person, by telephone, by fax or electronically. We have paid Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586 a fee of approximately $7,500, plus expenses, to help solicit proxies from brokers and nominees. We have also paid EquiServe Trust Company, N.A., P.O. Box 43010, Providence, R.I. 02940-3010 a fee of $2,750, plus expenses, to help count proxies.

Attending the Meeting

    Only stockholders of record on August 3, 2001 and invited guests may attend the annual meeting. If you own your shares directly and are listed as a stockholder of record on August 3, 2001, you will be admitted to the meeting with proof of identification. If you hold your shares through a stock broker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of your brokerage statement showing your share ownership as of August 3, 2001.

PROPOSALS TO BE VOTED ON AT THE MEETING

1.  ELECTION OF DIRECTORS

    It is recommended that stockholders re-elect the seven directors who presently serve on the Board of Directors. Directors elected at the meeting are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. If any nominee is unable or declines to serve as a director, proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. We do not expect any nominee to be unable or unwilling to serve as a director.

    The following table shows basic information about each nominee:

Name	Age*	Principal Occupation During Last Five Years	Director Since
Brian L. Halla	54	Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Halla joined National in May 1996. He was formerly Executive Vice President of LSI Logic Products at LSI Logic Corporation and had also held positions at LSI Logic Corporation as Senior Vice President and General Manager, Microprocessor/DSP Products Group and Vice President and General Manager, Microprocessor Products Group. Prior to that, he was with Intel Corporation for 14 years, most recently as Director of Marketing for Intel's Microcomputer Corp.	1996
Gary P. Arnold	60	Mr. Arnold was Chairman, President and Chief Executive Officer of Analogy, Inc., a leading supplier of product design and simulation software, from January 1993 (appointed Chairman in 1994) to March 2000. Mr. Arnold was formerly Vice President and Chief Financial Officer of Tektronix, Inc. and had also served as Vice President, Finance and Chief Financial Officer of National from 1983 to 1990.	1989
Richard J. Danzig	56
		Mr. Danzig served as Secretary of the Navy in the Clinton administration from November 1998 to January 2001 and was Undersecretary of the Navy from November 1995 to May 1997. In between, he was a Traveling Fellow in Asia and Europe for the Center of International Political Economy and an Adjunct Professor at Maxwell's School of Citizenship and Public Affairs. He previously served on National's board from 1987 to 1993 while he was a partner at the law firm of Latham & Watkins. He is currently a Senior Fellow at the Center for Naval Analysis. Mr. Danzig is a director of Human Genome Sciences, Inc.	2001

Robert J. Frankenberg	54
		Chairman of Encanto Networks, Inc., a leading provider of small business internet web servers based on integration of hardware, software and internet access service into a low-cost, easy-to-use package. Mr. Frankenberg was President and Chief Executive Officer of Encanto Networks from June 1997 until July 2000 and has been its Chairman since September 1999. He was Chairman, President and Chief Executive Officer of Novell, Inc. until August 1996, then a management consultant with NetVentures until June 1997. Mr. Frankenberg is a director of Daw Technologies, Inc., Electroglas, Inc., Secure Computing Corporation and Scansoft, Inc.	1999
E. Floyd Kvamme	63	Partner, Kleiner Perkins Caufield & Byers, venture capital firm. Mr. Kvamme was a Vice President of National and President of its former National Advanced Systems Corporation subsidiary until his departure from National in December 1982. He was named co-chair of the Presidential Council of Advisors on Science and Technology in March 2001. Mr. Kvamme is a director of Brio Technology, Inc., Harmonic, Inc., Photon Dynamics, Inc. and Power Integrations, Inc.	1998
Modesto A. Maidique	61	President, Florida International University, a public research university that enrolls 31,000 students. He has served on the faculties of Stanford University, Harvard University and the Massachusets Institute of Technology. Previously, he was a co-founder of Analog Devices, Inc. and the Vice President and General Manager of the Linear IC Division at Analog Devices. Dr. Maidique is a director of Carnival Corporation.	1993
Edward R. McCracken	57	Mr. McCracken was Chairman and Chief Executive Officer of Silicon Graphics, Inc. until January 1998. Mr. McCracken is currently Chairman of the Board of the PRASAD project and is a director of Tularik, Inc.	1995

*
Age at May 27, 2001, the last day of National's fiscal year.

Meetings and Committees of the Board of Directors

    The Board of Directors met five times during fiscal year 2001, the last full fiscal year. All nominees for director except Mr. Kvamme attended more than 75% of the aggregate number of Board meetings and committee meetings for committees on which they served during the year.

Audit Committee

    The Audit Committee met four times during fiscal year 2001. This committee reviews and approves the scope of the annual audit, recommends the appointment of the independent public accountants, interviews the independent public accountants for review and analysis of the National's financial staff, systems and controls, and reviews any non-audit services of the independent public accountants. A copy of the Audit Committee charter is attached to this proxy statement as Appendix A. Current members of this committee are Messrs. Arnold, Danzig, Kvamme and McCracken. All of the members of the Audit Committee meet the standards for independence established by the New York Stock Exchange and all are considered to be financially literate.

Stock Option and Compensation Committee

    The Stock Option and Compensation Committee met seven times and acted once without a meeting during fiscal year 2001. This committee is responsible for administering stock option plans, reviewing and evaluating compensation programs and plans, and establishing and administering compensation policy and executive pay programs for the executive officers, including setting compensation, base salary, bonuses and other incentive awards. This committee is also responsible for recommending amendments to the stock option plans and certain other compensation plans and, in some cases, amending these plans. Current members of this committee are Messrs. Danzig, Frankenberg, Maidique, and McCracken.

Director Affairs Committee

    The Director Affairs Committee met four times during fiscal year 2001. This committee makes recommendations to the Board on individuals suitable to be designated to stockholders for election as directors, and reviews and makes recommendations on corporate governance policies and procedures. Current members of this committee are Messrs. Arnold, Frankenberg, Kvamme and Maidique. Any stockholder who wishes to recommend an individual for this committee to consider as a potential director may write to: Brian L. Halla, Chairman, President and CEO, National Semiconductor Corporation, 1090 Kifer Road, M/S 16-100, Sunnyvale, California 94086-3737.

Compensation Committee Interlocks and Insider Participation

    As noted above, the current members of the Stock Option and Compensation Committee are Messrs. Danzig, Frankenberg, Maidique, and McCracken. During fiscal year 2001, no member of this committee was an officer or employee of National or its subsidiaries. None of the members of this committee was formerly an officer of National nor had any other relationship we are required to disclose. No executive officer of National served as a member of the compensation committee of, or as a director of, any company where an executive officer of that company was a member of National's Board of Directors or this committee. We therefore do not have any compensation committee interlocks or insider participation to report.

Director Compensation

    In fiscal year 2001, each director who was not employed by National was paid an annual fee of $25,000, plus fees of $1,500 for each board or committee meeting attended. Committee chairmen received an additional annual fee of $5,000. Directors are also reimbursed for expenses incurred in connection with attending meetings.

    Under the Director Stock Plan, non-employee directors receive 1,000 shares of National's common stock upon being appointed to the Board and also on their re-election by stockholders. Non-employee directors may also choose to take their fees for Board membership and committee chairmanship in common stock. During fiscal 2001, a total of 7,500 shares of National common stock was issued under the Director Stock Plan. Under the Director Stock Option Plan, non-employee directors are granted an option for 10,000 shares upon initial appointment to the Board and at each election by stockholders. During fiscal 2001, a total of 60,000 options was granted to non-employee directors at prices ranging from $27.875 to $40.00.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires National's executive officers and directors, as well as persons owning over 10% of National's common stock, to file reports of ownership and changes in ownership of National's stock with the Securities and Exchange Commission. Copies of these reports must also be provided to National. Based upon our review of the copies of those reports provided to National, and written representations that no other reports were required to be filed, we believe that all reporting requirements under Section 16(a) for executive officers, directors and those owning over 10% of the common stock, for the fiscal year ended May 27, 2001, were complied with, except for a filing that was late by three days by Kamal Aggarwal, one of National's executive officers, of a Form 4 reporting the disposition of National common stock.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THIS PROPOSAL TO ELECT THE NOMINEES NAMED ABOVE AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE ON THE PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS. IN ORDER TO BE ELECTED, A NOMINEE FOR DIRECTOR MUST BE APPROVED BY AN AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has provided the following report:

    The Audit Committee's primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company's accounting, auditing, and financial reporting and disclosure processes, and systems of internal control established by management regarding finance, accounting, legal compliance, and ethics. Each of the four members of the Audit Committee is independent of the Company, as defined under the New York Stock Exchange listing standards. The Audit Committee operates under a written charter adopted by the Company's Board of Directors, a copy of which is attached to this proxy statement as Appendix A.

    Management is responsible for the preparation, integrity, and objectivity of the consolidated financial statements. KPMG LLP, our indpendent auditor, is responsible for expressing an opinion on the fairness of the financial statement presentation. The Audit Committee serves in an oversight role over the financial reporting process. As part of its charter obligations over the financial reporting process, the Audit Committee has:

  •
  reviewed and discussed the audited consolidated financial statements with management;

  •
  discussed with KPMG LLP the results of their audit including the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees";

  •
  received the written disclosures and the letter from KPMG LLP regarding auditor independence required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees";

  •
  discussed with KPMG LLP the accounting firm's independence from the Company; and

  •
  considered whether KPMG LLP's provision of non-audit services to the Company is compatible with maintainging the accounting firm's independence from the Company.

    Based on its review and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended May 27, 2001. The Audit Committee and the Board of Directors have also recommended, subject to ratification by the stockholders, the reappointment of KPMG LLP as our independent auditors for fiscal year 2002.

Gary P. Arnold—Chairman
Richard J. Danzig	E. Floyd Kvamme	Edward R. McCracken

2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    Unless you indicate otherwise, your proxy will be voted FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending May 26, 2002. The Board, at the recommendation of the Audit Committee, has reappointed KPMG LLP as our independent auditors. KPMG LLP has been our independent auditors since 1959 and has offices or affiliates in most localities throughout the world where we have operations.

    The Audit Committee meets with KPMG LLP several times a year. At these meetings, the committee reviews audit and non-audit services performed by KPMG LLP, as well as the fees charged for these services. Among other things, the committee examines the effect that the performance of non-audit services may have on the independence of the auditors. Additional information concerning the Audit Committee and its activities can be found in these sections of this proxy statement: "Meetings and Committees of the Board of Directors," "Report of the Audit Committee," and the Audit Committee Charter attached as Appendix A.

    A representative of KPMG LLP is expected to attend the meeting and will be available to answer stockholders' questions or have the opportunity to make a statement if he or she wishes to do so.

Fees Paid to KPMG LLP

    The following table sets forth the fees paid or accrued for audit and other services provided by KPMG LLP during fiscal year 2001:

Audit fees(1)	$1,100,000
Financial information system design and implementation fees(2)	100,000
All other fees(3)	1,400,000

Total	$2,600,000

(1)
Audit services provided by KPMG LLP for fiscal year 2001 consisted of the examination of our consolidated annual financial statements and review of quarterly financial statements.

(2)
Financial information system design and implementation fees consisted of professional services provided by an affiliate of KPMG LLP to assist in the implementation of a software system that aggregates data or generates information that will be significant to our financial statements.

(3)
"All other fees" represents fees other than those described in (1) and (2) above. These fees consisted primarily of tax services and audit-related services for statutory and employee benefit plan audits.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2002. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED "FOR" RATIFICATION.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows the number of shares of National common stock (the only class of equity securities outstanding) beneficially owned as of June 30, 2001 by each director, by the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group:

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Brian L. Halla	1,570,808	(1)	*
Gary P. Arnold	42,000	(2)	*
Richard J. Danzig	13,500	(3)	*
Robert J. Frankenberg	33,000	(4)	*
E. Floyd Kvamme	95,884	(5)	*
Modesto A. Maidique	22,000	(6)	*
Edward R. McCracken	63,564	(7)	*
Kamal K. Aggarwal	384,618	(8)	*
Roland Andersson	60,000	(9)	*
Jean-Louis Bories	311,261	(10)	*
Donald Macleod	485,849	(11)	*
All directors and executive officers as a group	3,435,545	(12)	1.96%

*
Less than 1 percent

(1)
Includes 207 shares owned by a trust of which Mr. Halla is a beneficiary and 1,475,000 shares which Mr. Halla has the right to acquire within 60 days through the exercise of stock options.

(2)
Includes 30,000 shares which Mr. Arnold has the right to acquire within 60 days through the exercise of stock options.

(3)
Includes 10,000 shares which Mr. Danzig has the right to acquire within 60 days through the exercise of stock options.

(4)
Includes 30,000 shares which Mr. Frankenberg has the right to acquire within 60 days through the exercise of stock options.

(5)
Includes 35,000 shares which Mr. Kvamme has the right to acquire within 60 days through the exercise of stock options.

(6)
Includes 20,000 shares which Dr. Maidique has the right to acquire within 60 days through the exercise of stock options.

(7)
Includes 35,000 shares which Mr. McCracken has the right to acquire within 60 days through the exercise of stock options.

(8)
Includes 168 shares held by a trust of which Mr. Aggarwal is a beneficiary and 370,000 shares which Mr. Aggarwal has the right to acquire within 60 days through the exercise of stock options.

(9)
Includes 60,000 shares which Mr. Andersson has the right to acquire within 60 days through the exercise of stock options.

(10)
Includes 122 shares owned by a trust of which Mr. Bories is a beneficiary and 306,250 shares which Mr. Bories has the right to acquire within 60 days through the exercise of stock options.

(11)
Includes 1,039 shares owned by a trust of which Mr. Macleod is a beneficiary and 436,000 shares which Mr. Macleod has the right to acquire within 60 days through the exercise of stock options.

(12)
Includes 434 shares owned by spouses, 5,396 shares owned by trusts of which the officer and/or director is a beneficiary and 3,129,875 shares which can be acquired within 60 days through the exercise of stock options.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

    The following table shows certain information concerning compensation paid or accrued by National and our subsidiaries, to or on behalf of the chief executive officer and the four other most highly compensated executive officers during fiscal 2001 (collectively referred to as the named executive officers) for the last three fiscal years ended May 27, 2001, May 28, 2000 and May 30, 1999.

SUMMARY COMPENSATION TABLE(1)

					Long-Term Compensation
	Annual Compensation				Awards
Name and Principal Position	Year	Salary $	Bonus ($)(2)	Other Annual Compensation (3)	Securities Underlying Options (#)(4)	All Other Compensation ($)(5)
Brian L. Halla	2001	$832,666	$0		600,000	$50,753
Chairman, President	2000	769,812	1,600,000		500,000	49,461
and CEO	1999	753,257	300,000		500,000	19,083
Kamal K. Aggarwal	2001	432,622	0		200,000	29,056
Executive Vice President,	2000	391,370	530,000		200,000	26,423
Central Technology and Manufacturing Group	1999	370,241	123,500		300,000	10,758
Roland Andersson(6)	2001	424,527	0	$339,362	50,000	166,482
Senior Vice President,	2000	347,117	407,000		190,000	165,324
Worldwide Marketing and Sales	1999	303,138	68,668		80,000	153,794
Jean-Louis Bories	2001	423,788	0		150,000	28,297
Executive Vice President	2000	391,370	490,000		150,000	24,926
and General Manager, Information Appliance Group	1999	348,165	135,850		350,000	8,054
Donald Macleod	2001	439,252	0		300,000	36,623
Executive Vice President	2000	391,372	530,000		200,000	33,591
and Chief Operating Officer	1999	373,996	123,500		250,000	18,583

(1)
If an item is omitted, there is nothing to report for that item.

(2)
Bonuses paid under the Executive Officer Incentive Plan except for the bonus paid to Mr. Andersson for fiscal 1999, which was paid under the Key Employee Incentive Plan prior to Mr. Andersson becoming an executive officer.

(3)
Mr. Andersson relocated his family from Europe to the U.S. in fiscal 2001. Includes amounts paid for relocation expenses, housing allowance, and reimbursement for payment of taxes, all in connection with the relocation. Where no amount is given, the dollar value of perquisities paid to the named executive officer does not exceed the lesser of $50,000 or 10% of the total of the reported annual salary and bonus.

(4)
Options granted under the Stock Option Plan and/or the Executive Officer Stock Option Plan. Excludes options and purchase rights granted under the Employees Stock Purchase Plan.

(5)
Consists of the following:

(a)
contributions and allocations to defined contribution retirement plans (for Mr. Andersson, represents payments made to a pension plan maintained for Mr. Andersson in Sweden, which is a mandatory plan under Swedish law):

	Mr. Halla	Mr. Aggarwal	Mr. Andersson	Mr. Bories	Mr. Macleod
2001	$49,223	$28,281	$165,775	$27,528	$28,710
2000	46,697	25,015	165,096	23,518	26,395
1999	18,275	10,345	153,794	7,678	12,011
  (b)
  value of life insurance premiums for term life insurance:

	Mr. Halla	Mr. Aggarwal	Mr. Andersson	Mr. Bories	Mr. Macleod
2001	$1,530	$775	$707	$769	$7,913
2000	2,764	1,408	228	1,408	7,196
1999	808	413	0	376	6,572
(6)
Mr. Andersson left National after the end of the 2001 fiscal year.

Stock Options

    The following table shows information concerning stock option grants in fiscal 2001 to the named executive officers:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Shares Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Or Base Price ($/sh)(3)	Expiration Date	Grant Date Present Value ($)(4)
Brian L. Halla	600,000	5.1728	$25.95	4-17-11	$11,770,920
Kamal K. Aggarwal	200,000	1.7242	25.95	4-17-11	3,923,640
Roland Andersson	50,000.4310		25.95	4-17-11	980,910
Jean-Louis Bories	150,000	1.2932	25.95	4-17-11	2,942,730
Donald Macleod	300,000	2.5864	25.95	4-17-11	5,885,460

(1)
Options granted under the Stock Option Plan and the Executive Officer Stock Option Plan during fiscal 2001. Options are granted at fair market value at the date of grant, and are exercisable while the officer is employed by National and for three months after termination of employment (five years in the case of retirement). The vesting period is measured from the grant date, and options vest annually in four equal installments with the first installment vesting on the anniversary of the grant date. Each option has a maximum term of ten years and one day, subject to earlier termination if employment terminates.

(2)
A total of 11,599,120 options were granted to all employees, including executive officers, during fiscal 2001.

(3)
The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date, or in a combination of cash and stock. Payment of all or part of required withholding taxes due upon exercise of the option, by withholding of shares valued at the fair market value of National's common stock on the date of exercise that would be otherwise issued upon exercise of the option, is permitted.

(4)
Represents grant date valuation computed under the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there can be no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Grant date values were determined based in part on the following assumptions: risk free rate of return of 6.1%, no dividend yield, time of exercise of ten years, discount for vesting restrictions of 3% per year, and annualized volatility of 72.1% (based on historical stock prices for three years preceding the grant date).

Option Exercises

    The following table shows information concerning the named executive officers' exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES(1)

			Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In-the-Money Options at FY-End ($)(3)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Brian L. Halla	0	$0	1,312,500/1,287,500	$12,712,500/5,380,000
Kamal K. Aggarwal	20,000	640,625	301,250/ 518,750	2,880,000/2,672,500
Roland Andersson	27,500	688,750	60,000/ 232,500	1,250/ 696,875
Jean-Louis Bories	50,000	861,250	256,250/ 468,750	1,829,700/2,893,450
Donald Macleod	51,800	1,344,538	379,750/ 593,750	3,623,625/2,502,500

(1)
Excludes any shares that can be acquired under the Employees Stock Purchase Plan.

(2)
Market value of the underlying shares based on the opening price of the common stock on the date of exercise less the exercise price.

(3)
Represents the difference between $28.00, the market price of the common stock at fiscal year end, and the exercise price.

Employment Contracts and Termination of Employment and Change-of-Control Agreements

    During fiscal 1998, National entered into change of control employment agreements with each member of the executive staff, including the named executive officers. The agreements provide for continued employment of the officer for a period of three years in the event of a change of control of National. If, during the three year period, the officer's employment is terminated for reasons other than cause, death or disability or if the officer terminates employment for good reason (cause, disability and good reason all as defined in the agreement), the officer is to receive a lump sum cash payment consisting of (i) the officer's base salary through the date of termination; (ii) a proportionate bonus based on the higher of the officer's most recent annual bonus or the bonus for the prior fiscal year (the "highest annual bonus"); (iii) the product of 2.99 times the sum of the officer's base salary and the "highest annual bonus"; and (iv) any unpaid deferred compensation and vacation pay. In addition, the officer is entitled to receive continued health and welfare benefits for three years and certain lump sum payments under pension and retirement plans then in effect. Subject to certain limitations, the officer is also entitled to receive a gross-up amount to compensate the officer for any Internal Revenue Code golden parachute excise taxes.

    In instances where employment of executive officers is terminated other than in change of control situations, executive officers are entitled to receive the same benefits as any other terminating employee, including payment of accrued vacation. Executive officers whose employment is terminated by reason of a reduction-in-force have received salary and benefits for six months to one year after the date of termination. In addition, National also has a program to provide medical and dental coverage for certain retired directors and certain other retired officers at the vice president or higher level appointed by the Board.

    The Board had adopted a retirement policy for Board members providing for the payment of the annual director's fee (currently $25,000 per year) for a period of one half of the number of years the director served on the Board, with these payments limited to a maximum of twelve years. The retirement policy was terminated in fiscal 1998 for all current directors who had served for less than six years and all future directors. In 1995, National entered into a ten year consulting agreement with Peter J. Sprague, who retired from the Board of Directors and his position as Chairman of the Board that year after thirty years of service. The consulting agreement provided for an annual payment of $250,000. During fiscal 2001, the agreement was terminated by mutual consent and Mr. Sprague was paid the entire amount of the remaining annual payments, discounted to reflect the present value of the amount due.

STOCK OPTION AND COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

    The Stock Option and Compensation Committee of the Board of Directors has provided the following report on executive compensation:

Compensation Philosophy

    The philosophy of the Company's compensation programs is to enhance the Company's performance and stockholder value by aligning the financial interests of the Company's senior managers with those of its stockholders, while keeping the overall compensation package competitive. The compensation package for officers includes a number of components. The package is designed to align individual compensation with the short-term and long-term performance of the Company and is based on the following principles:

  •
  Pay for achievement of business and strategic objectives, measured on the Company's financial and operating performance and individual strategic, management and development goals.

  •
  Pay competitively, with compensation set at levels that will attract and retain key employees. The Company regularly reviews compensation surveys of companies in the electronics industry and sets compensation levels based on the results of these reviews.

  •
  Align compensation with expectations of stockholders through equity.

    The compensation package for each of the officers identified in the proxy statement as well as other officers who are members of the Company's executive staff consists of four elements: (1) base salary, (2) performance-based incentive, (3) stock options, and (4) various other benefits. More specific information on each of these elements follows:

Base Salary

    The committee aims to set base salaries at levels that are competitive with those paid to senior executives with comparable qualifications, experience and responsibilities at other companies in the electronics industry, including those companies making up the semiconductor manufacturers in the peer group line of the stock performance graph that appears in this proxy statement. The committee believes that this is necessary to attract and retain the executive talent required to lead the Company, since the Company competes with a large number of companies in the electronics industry, including semiconductor manufacturers, for executive talent. This is particularly true given the competitive environment for executive talent in Silicon Valley, where Company headquarters are located. Salaries are reviewed annually and in connection with promotions. Industry, peer group and national survey results are considered in making salary determinations to align the Company's pay practices with other companies in the electronics industry and the technology environment. In addition to survey results, individual job performance is also considered in setting salaries. Mr. Halla reviews members of the executive staff on an annual basis at the same time all other employees are reviewed and makes recommendations to the committee on salary, including salary increases, based on his judgment of the individual's performance. The committee reviews independently these recommendations and approves, with any modifications it considers appropriate, the annual salary and salary increases. During fiscal 2001, salary increases were given in August 2000 based on performance evaluations for fiscal 2000. Increases were also given for promotions at other times of the year. Total salary paid in fiscal 2001 to the named executive officers is shown in the Summary Compensation Table under "Salary". Given the current economic environment and the downturn the Company experienced in the second half of fiscal 2001, salary increases based on performance during fiscal 2001 have been postponed for all employees, including Mr. Halla and the executive staff, for at least one quarter or until business conditions improve.

Annual Incentive Compensation

    The Company maintains an incentive program that provides an opportunity for officers and key employees to earn an incentive based upon the performance of both the Company and the individual. Incentives for executive officers are awarded under the Executive Officer Incentive Plan. The incentive potential is stated as a percentage of the officer's base salary and varies by position. Financial and individual performance goals are set at the start of the fiscal year and are based on business criteria specified in the plan. Actual incentives are calculated at the end of the fiscal year based on goal performance. The financial goals set for the 2001 fiscal year were aggressive goals based on profit before tax and earnings per share. All executive staff had the same financial goals. Other goals and weightings for each participant varied, depending on the participant's position and areas of responsibility. For example, business group managers were given goals relating to new product revenue growth and design wins, and manufacturing managers were given goals relating to fabrication plant transfers and capital expenditure management. At the end of the fiscal year, the committee reviewed the performance of the Company and the officers. The economic downturn and its effect on the Company resulted in performance on the financial goals of less than 50%. As a result, the committee determined not to pay any bonuses to the Company's executive staff members. The Company is also not paying bonuses to anyone holding a Vice President or higher position at the end of fiscal 2001.

Stock Options

    The committee believes that stock options directly link the amounts earned by executive officers with the amount of appreciation realized by the Company's stockholders. Stock options also serve as a critical retention incentive. Stock options have always been viewed as a major means to attract and retain highly qualified executives and key personnel and have always been a major component of the compensation package, consistent with practices throughout the electronics and semiconductor industries. The Company's option programs are structured to encourage key employees to continue in the employ of the Company and motivate performance that will meet the long-term expectations of stockholders. In determining the size of any option award, the committee considers the individual's past performance and potential, the position held by the individual and the individual's annual base salary compensation.

    The committee considers and makes option grants to officers and all other employees once a year. Options may also be granted at other times during the year in connection with promotions or for new hires. Option grants to executive staff members have been made under the Stock Option Plan and the Executive Officer Stock Option Plan at the fair market price on date of grant and expire up to ten years and one day after the date of the grant. Vesting on most options occurs ratably over a four year period, which is designed to encourage retention. Options granted in fiscal 2001 to the named executive officers are shown in the Summary Compensation Table under "Securities Underlying Options".

Other Benefits

    Executive staff members participate in the employee stock purchase plan on terms consistent with other participants, and various medical, dental, life, disability and benefit programs that are generally made available to all salaried employees. The officers are also eligible to receive reimbursement for certain financial counseling and medical exam expenses and certain officers receive individually owned life insurance policies (for which the officer pays a portion of the cost). Company officers also have the opportunity to participate in the Retirement and Savings Program, which has profit sharing and 401(k) components and excess benefit programs entitling them to receive larger allocations and make larger contributions under the program than are otherwise permitted by the Internal Revenue Code.

CEO Compensation

    Brian L. Halla has served as Chairman, President and CEO of the Company since May 1996. The committee adheres to the same general compensation principles described above to determine Mr. Halla's compensation. Mr. Halla's base salary was set at $800,000 for fiscal 2000, and during fiscal 2001, his base salary was increased by 7.5% to $860,000. The salary adjustment reflected the committee's assessment of Mr. Halla's performance for fiscal 2000 and the results of competitive compensation surveys for persons with comparable experience in positions at semiconductor and electronics companies. For purposes of this review, the committee considers the same surveys as are used for all executive staff members as described above. As noted above, salary increases during fiscal 2002 for all employees, including Mr. Halla, have been delayed.

    For fiscal 2001, Mr. Halla's target incentive percentage was 100% of his base salary, and his individual strategic and management goals were a composite of all goals set for the executive staff, including among other things, new product revenues, design wins, corporate positioning, profitability and staff retention. As noted above, no bonuses were given to Mr. Halla or other executive staff members as a result of the limited performance by the Company on its financial goals in light of the current economic downturn.

    Mr. Halla was granted stock options to purchase 600,000 shares in April 2001. The grant was made at the time of the annual grants for all other employees. The committee considered the same factors as described above for all officers when determining the size of the option award for Mr. Halla.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

    The Internal Revenue Code precludes the Company from taking a deduction for compensation in excess of $1 million for the officers named in the Summary Compensation Table. Certain performance-based compensation is specifically exempt from the deduction limit. The Company's policy is to qualify, to the extent reasonable, the compensation of executive officers for deductibility under applicable tax laws. The Company's incentive and stock option plans are designed to qualify as performance-based plans within the meaning of the Internal Revenue Code so as to preserve deductibility by the Company of compensation paid under them.

Edward R. McCracken—Chairman

Richard J. Danzig      Robert J. Frankenberg      Modesto A. Maidique

COMPANY STOCK PRICE PERFORMANCE

    The following graph compares a $100 investment in National stock at the beginning of a five year period, with a similar investment in the Standard & Poor's 500 Stock Index and Standard & Poor's Electronics (Semiconductors) Industry Index. It shows cumulative total returns over the five year period, assuming reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG NATIONAL,
S&P 500 INDEX AND S&P ELECTRONICS (SEMICONDUCTORS) INDUSTRY INDEX

*
Assumes $100 invested on 5/26/96 in stock or index, including reinvestment of dividends.

    Notwithstanding anything to the contrary stated in anything National has previously filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings (including all or any part of this proxy statement), the Stock Option and Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Stock Price Performance graph shall not be incorporated by reference into such filings; nor shall the reports or graph be incorporated by reference into future filings.

OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING

    National's common stock is our only class of voting capital stock, and it is traded on the New York Stock Exchange and the Pacific Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on August 3, 2001. At the close of business on that date, we had issued and outstanding 175,645,089 shares of common stock. $.50 par value, and the closing price of the common stock as reported in The Wall Street Journal's New York Stock Exchange composite transactions was $33.80.

    The following table shows the beneficial ownership of more than 5% of the Company's outstanding common stock as of June 30, 2001:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp	26,014,513(1)	14.865
82 Devonshire Street
Boston, MA 02109
OppenheimerFunds Inc.	14,712,720(2)	8.407
Two World Trade Center, 34th Floor
New York, NY 10048

(1)
Includes 1,285,563 shares of which FMR Corp. has sole voting power and 26,014,513 shares of which FMR Corp. has sole dispositive power. The information concerning shares owned is from a Schedule 13-G dated July 10, 2001, filed jointly by FMR Corp. on behalf of: itself; its wholly owned subsidiary Fidelity Management & Research Company; Edward C. Johnson 3rd, director and owner of 12.0% of the aggregate outstanding voting stock of FMR Corp.; Abigail Johnson, director and owner of 24.5% of the aggregate outstanding voting stock of FMR Corp.; and Fidelity Growth Company Fund, one of the Fidelity Funds.

(2)
Includes 14,712,720 shares of which OppenheimerFunds Inc. has shared dispositive power. The information concerning shares owned is from a Schedule 13-G dated February 14, 2001, filed by OppenheimerFunds Inc. OppenheimerFunds Inc. has disclaimed beneficial ownership pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.

    The holders of a majority of the issued and outstanding shares of the common stock have to be present, in person or by proxy, to constitute a quorum at the 2001 Annual Meeting of Stockholders. Shares that are voted "FOR," "AGAINST," or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum. Each holder of common stock is entitled to one vote for each share held. Unless authority to vote for any director is withheld in the proxy, votes will be cast in favor of election of all nominees. Proxies which withhold authority to vote as to specific directors shall be voted for those directors not so specified. If no vote is marked with respect to any matter, the shares will be voted in accordance with the Board of Directors' recommendations. Abstentions and broker non-votes are included in the determination of a quorum but only broker non-votes are not counted in determining the number of shares voted on proposals presented to stockholders.

STOCKHOLDER PROPOSALS

    In order to be included in next year's proxy statement and proxy card to be used in connection with our 2002 Annual Meeting of Stockholders, stockholder proposals must be received in writing by us no earlier than April 14, 2002 and no later than May 24, 2002. Any proposal received after May 24, 2002 will be considered untimely. The proposals must also comply with applicable law and regulations.

ANNUAL REPORT

    The Annual Report for the fiscal year ended May 27, 2001, has been mailed to you with or shortly before this proxy statement. You should read this report carefully for financial and other information about National. However, unless pages are specifically incorporated in this proxy statement, they are not to be considered part of the proxy soliciting material.

FORM 10-K

    If requested in writing, we will provide free of charge to any person who receives this proxy statement a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (excluding exhibits). Please send your written request to: Investor Relations, Mail Stop 10-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090.

INCORPORATION BY REFERENCE

    As provided by Schedule 14A under the Securities Exchange Act of 1934, the section entitled "Executive Officers of the Registrant" from Part I of our Annual Report on Form 10-K for fiscal year ended May 27, 2001 is incorporated by reference.

KEEP YOUR ADDRESS CURRENT

    It is important that you keep our transfer agent, EquiServe Trust Company N.A., informed of your current address. The escheat laws are being increasingly enforced, and this has forced us to turn over to a number of states shares belonging to stockholders for whom mailings have been returned as undeliverable. This occurs even if we do not have physical possession of your stock certificate. EquiServe Trust Company N.A.'s address is P.O. Box 43010, Providence, Rhode Island 02940-3010, phone number: 1-800-730-4001 or 1-781-575-3170; web address: http://www.equiserve.com.

OTHER MATTERS

    We do not know of any other matters that will be brought before the meeting. If any other matters are properly brought before the meeting, however, the individuals named in the proxy card will use their best judgment to vote proxies given to them.

    Whether or not you plan to attend the meeting, please provide your proxy as soon as possible either by telephone, the internet, or by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope.

JOHN M. CLARK III

August 13, 2001

Appendix A

National Semiconductor Corporation
Audit Committee of the Board of Directors
Charter

I.  Objectives

    The Audit Committee's primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company's:

  •
  Accounting, auditing, and financial reporting and disclosure processes;

  •
  Systems of internal control established by management regarding finance, accounting, legal compliance, and ethics.

    The Audit Committee should foster adherence to and encourage continuous improvement of the Company's policies, procedures, and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor the Company's financial reporting processes and internal control systems;

  •
  Review and appraise the audit efforts of the Company's independent accountant and internal auditors; and

  •
  Provide an open avenue of communication among the independent accountant, financial and senior management, internal auditors, and Board of Directors.

    The Audit Committee shall report its activities to the Board of Directors and make recommendations as deemed appropriate.

II.  Composition

    The Audit Committee shall be a standing committee of the Board of Directors which shall consist of at least three (3) and not more than five (5) independent members of the Board of Directors. Each Audit Committee member will hold office until the first meeting of the Board of Directors after the next annual meeting of shareholders or until the Board of Directors duly elects and qualifies a successor pursuant to the by-laws of the Company. The Audit Committee members shall meet the independence and experience requirements of the New York Stock Exchange.

    Members of the Audit Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company.

    All members of the Audit Committee shall be financially literate, as determined by the Board of Directors, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members who require assistance in enhancing their familiarity with such subject matters shall obtain their financial literacy within a reasonable period of time after appointment to the Audit Committee by participating in educational programs conducted by the Company or an outside consultant.

III.  Meetings

    The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its role in fostering open communication, the Audit Committee shall meet regularly with the independent accountant in a separate executive session to discuss any matters that the Audit Committee or the independent accountant believes should be discussed privately.

IV.  Duties and Responsibilities

    In fulfilling its overall responsibilities, the Audit Committee shall perform certain duties as follows:

    Charter Review

  •
  At least annually, review and update this Charter, as considered necessary.

    Independent Accountants

  •
  Review management's recommendation concerning the appointment of an independent accountant and recommend to the Board of Directors the selection of such independent accountant. The Audit Committee shall have the authority to select, evaluate, and, where appropriate, replace the independent accountant.

  •
  Review with the independent accountant on at least an annual basis the matters required by Independence Standards Board Standard No. 1. The Audit Committee shall engage in dialog with the independent accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountant and take or recommend appropriate action to address the independence of the accountant.

  •
  Review the scope and general extent of the independent accountants' annual audit. The Audit Committee's review should include an explanation from the independent accountants of the factors considered in determining the audit scope, including major risk factors.

  •
  Review with the independent accountant the matters required by Statement of Auditing Standards No. 61, including results of the annual audit, any restrictions on the scope of activities, disputes between management and the independent accountant, material weaknesses in the Company's systems of internal control, and management letter.

    Financial Reporting Process

  •
  Review the Company's audited annual financial statements and other related financial information with management, including analyses of significant and/or unusual accounting and reporting judgments made in connection with the preparation of the Company's financial statements. Recommend to the Board of Directors whether the audited financial statements should be included in the annual report on Form 10-K.

  •
  Review and approve major changes in the Company's accounting and reporting principles and practices as suggested by management, the independent accountant, or internal auditors.

  •
  Meet periodically to review the Company's financial reporting process in consultation with management, the independent accountant, or the internal auditors.

  •
  Meet periodically with management to review the Company's major risk exposures and the steps management has taken to monitor and control such exposures.

    Internal Audit

  •
  Review and ratify management's selection, replacement, reassignment, or dismissal of the Director of Internal Audit. The Audit Committee may delegate this responsibility to the Audit Committee Chairman.

  •
  Review with the Director of Internal Audit, at least annually, the internal audit organizational structure and qualifications, activities and project plans, and significant results of completed audits.

    Corporate Governance

  •
  Meet periodically with management to review the corporate Code of Conduct to ensure that the Company has a proper process in place to communicate, monitor, and enforce the Code of Conduct.

  •
  Meet periodically with the Company's legal counsel to review any legal or regulatory matters that could have a significant impact on the Company's financial statements, compliance policies, and programs.

  •
  Review annually a summary of officer expenses and officers' use of corporate assets.

V.  Other

    The Company's management shall have primary responsibility for the Company's financial reporting and systems of internal control. The Audit Committee shall fulfill its oversight responsibility without unnecessary intervention with the prerogatives of management.

    The Director of Internal Audit reports functionally to the Audit Committee and administratively to the Chief Financial Officer. The Director of Internal Audit shall have full, free, and direct access at any time to the Audit Committee Chairman and any member of the Audit Committee.

    The Audit Committee shall have the authority to conduct or authorize investigations into matters deemed necessary and appropriate to execute its responsibilities under this Charter. The Audit Committee shall have unrestricted access to Company personnel, records, and information and be empowered with the resources necessary to discharge its responsibilities, including the engagement of independent counsel or other professionals to assist in the conduct of any investigation.

618-PS-01

DETACH HERE

PROXY

NATIONAL SEMICONDUCTOR CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors
2001 Annual Meeting of Stockholders, September 21, 2001

The undersigned acknowledges receipt of (a) Notice of 2001 Annual Meeting of the Stockholders of National Semiconductor Corporation (the "Company") to be held on September 21, 2001, (b) accompanying Proxy Statement, and (c) Annual Report of the Company for its fiscal year ended May 27, 2001. The undersigned hereby appoints Brian L. Halla and John M. Clark III, or either of them, with power of substitution and revocation, Proxies of the undersigned to vote all stock of the Company and, if applicable, hereby directs the trustees and fiduciaries of the employee benefit plans shown on the reverse side of this card to vote all of the shares of common stock allocated to the account of the undersigned, which the undersigned is entitled to vote at the 2001 Annual Meeting of Stockholders to be held in Building 31 of the Company's headquarters at 955 Kifer Road, Sunnyvale, California on September 21, 2001 or any adjournment of the meeting, with all powers which the undersigned would possess if personally present, upon such business as may properly come before the meeting or any adjournment of the meeting.

The Company's Board of Directors Recommends a FOR Vote on Each Item and Shares Will Be So Voted Unless Otherwise Directed.

You may also vote via telephone or Internet. See instructions on reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

NATIONAL SEMICONDUCTOR CORP.
2900 Semiconductor Drive
M/S C1-640
Santa Clara, CA 95051

Vote by Telephone		Vote by Internet

It's fast, convenient and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).		It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:		Follow these four easy steps:
1.	Read the accompanying Proxy Statement/Prospectus and Proxy Card.	1.	Read the accompanying Proxy Statement/Prospectus and Proxy Card.
2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).	2.	Go to the Website http://www.eproxyvote.com/nsm
3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.	3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4.	Follow the recorded instructions.	4.	Follow the instructions provided.

Your vote is important! Call 1-877-PRX-VOTE anytime!		Your vote is important! Go to http://www.eproxyvote.com/nsm anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

•
CONSIDER RECEIVING FUTURE NATIONAL PROXY MATERIALS VIA THE INTERNET!

Consider receiving future National Annual Report and Proxy materials (as well as all other Company communications) in electronic form rather than in printed form. While we have not fully implemented electronic distribution of shareholder communications, your advance consent will assist us in preparing materials for electronic distribution. While voting via the Internet, just click the box to give your consent and thereby save National the future costs of producing, distributing and mailing these materials.

Accessing National's Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.

If you do not consent to access National's Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.

DETACH HERE

DETACH HERE

/x/	Please mark votes as in this example

Unless otherwise specified, this proxy will be voted FOR the listed nominees for Directors and FOR approval of KPMG LLP as the Company's independent auditors.

1.	ELECTION OF DIRECTORS
	Nominees:	(01) Brian L. Halla, (02) Gary P. Arnold, (03) Richard J. Danzig, (04) Robert J. Frankenberg, (05) E. Floyd Kvamme, (06) Modesto A. Maidique, (07) Edward R. McCracken.	2.	To approve KPMG LLP as auditors of the Company.	FOR / /	AGAINST / /	ABSTAIN / /
		FOR / / WITHHELD / /			/ /	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.	This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of each proposal.
In their discretion the Proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment thereof.

For participants in the National Semiconductor Corporation Retirement and Savings Program: All shares credited to your Profit Sharing Plan and the NSC Stock Fund of the Savings Plus 401(k) Plan will be voted in the same proportion as shares as to which voting instructions have been received from other participants. Shares credited to you under the Stock Bonus Plan cannot be voted unless we receive your instructions.
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE.
Signature:	Date:	Signature:	Date:

QuickLinks

GENERAL INFORMATION
PROPOSALS TO BE VOTED ON AT THE MEETING
  1. ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
  2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE(1)
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES(1)
STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPANY STOCK PRICE PERFORMANCE
OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING
STOCKHOLDER PROPOSALS
ANNUAL REPORT
FORM 10-K
INCORPORATION BY REFERENCE
KEEP YOUR ADDRESS CURRENT
OTHER MATTERS
National Semiconductor Corporation Audit Committee of the Board of Directors Charter